DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT, dated as of March 15, 2004, (hereinafter referred to as “Agreement”), is entered into between P. Michael , a sole proprietor (“WILLIAMS”), having a place of business located at 5281 Belford Estate Road, Pollack Pines, CA 95726, and Remedent USA Inc., a Nevada corporation (“REMEDENT”), having a principal place of business located at Xavier de Cocklaan 42, Deurle, Belgium, 9831.

WITNESSETH

WHEREAS, M&A owns or has certain rights and know-how relating to dental products.

WHEREAS, REMEDENT owns or has rights in certain rights and know-how relating to dental products.

WHEREAS, REMEDENT desires to financially support the development by WILLIAMS of dental devices for use by REMEDENT for the purposes of whitening teeth and mouth illumination

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLES

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this article shall have the respective meanings set forth below:

1.1	“Field of Use” shall mean methods, devices and compositions of matter for use in the whitening of teeth, curing of composite materials in the mouth, and for mouth illumination.
1.2

“Development Period” shall mean the period commencing on March 22, 2004 and unless terminated earlier as provided in this Agreement or extended by the mutual written agreement of the parties, expiring August 31, 2004.

1.3	“Development Program” shall mean the development program described generally in the Development Proposal.
1.4	“Development Proposal” shall mean the development plan attached hereto as Exhibit A, as revised from time-to-time by the written agreement of the parties.
1.5	“Development Program Intellectual Property” shall mean and include any invention, patent, patent application, work of authorship, trade dress, trademark, trade secret, design, drawing,

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method, process, specification, and formulae, which is made, conceived, authored or reduced to practice, whether individually or jointly, by or on behalf of either or both of REMEDENT and WILLIAMS, in connection with the performance of the Development Program.

1.6

“Internal Research Purposes” shall mean the furtherance of skills or knowledge of a person or persons employed by WILLIAMS, for confidential use of such skills and knowledge during the course of such persons employment with WILLIAMS. Disclosure to third parties, or use thereby, of Intellectual Property whose use by WILLIAMS is authorized only for Internal Research Purposes is strictly prohibited.

1.7

“Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.8

“WILLIAMS Intellectual Property” shall mean and include any invention, patent, patent application, work of authorship, trade dress, trademark, trade secret, techical know-how, design, drawing, method, process, specification, and formulae, which is or has been made, conceived, authored or reduced to practice, by or on behalf of WILLIAMS, except in connection with the performance of the Development Program.

	1.9	“Territory” shall mean worldwide.
2.	DEVELOPMENT PROGRAM

2.1

Conduct of Development Program. During the Development Period, WILLIAMS shall exercise commercially reasonable efforts to conduct the Development Program in accordance with the Development Proposal. WILLIAMS shall conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory and clinical practices. Because the services to be performed are of an advisory or experimental nature, WILLIAMS does not represent or warrant that the Development Program in whole or in part will be successful or achieve the objectives set forth in the Development Proposal.

2.2

Funding. In consideration for the services to be performed by WILLIAMS, REMEDENT shall pay WILLIAMS total fees not to exceed eighty-five thousand U.S. Dollars ($85,000) for Phase I as described in the Development Proposal. The fees for Phase II shall be determined during Phase I and shall be funded subject to the

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terms and conditions of this Agreement by letter amendment to this Agreement. WILLIAMS shall not incur expenses in conducting the Development Program in excess of such total amount, and REMEDENT shall have no obligation to reimburse WILLIAMS for expenses incurred in excess of such total amount, unless otherwise expressly agreed to in writing by both parties. If it appears to WILLIAMS that the Development Program cannot be completed without incurring expenses in excess of such total amount, WILLIAMS shall promptly determine and notify REMEDENT within five (5) business days, and REMEDENT shall determine whether to (a) discontinue the Development Program when such total amount has been spent; (b) authorize WILLIAMS to spend additional amounts; or, (c) revise the scope of the Development Program as appropriate. Such research fees are non-refundable and non-creditable against future royalties, and are payable as follows:

2.2.1

REMEDENT shall pay to WILLIAMS an advance payment of forty-two thousand U.S. Dollars ($85,000) immediately upon execution of this Agreement. Upon receipt of such advance payment, WILLIAMS shall initiate work on the Development Program and deliver to REMEDENT a paid-memo invoice covering the advance payment.

	2.2.2	All invoices submitted by WILLIAMS to REMEDENT are due and payable, net 30 days.
2.3

Records. WILLIAMS shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of the Development Program (including all data in the form required under all applicable laws and regulations). To enable its compliance with the rules and regulations of any governing legal authority including, without limitation, a patent authority of any country and the Food and Drug Administration, REMEDENT shall be entitled to review, duplicate and distribute copies of such records, on request therefor following reasonable notice, subject to the confidentiality provisions of this Agreement.

2.4

Reports. During the term of the Development Program, WILLIAMS shall keep REMEDENT generally informed of the progress under the Development Program. Within thirty (30) days following the expiration or termination of the Development Program for Phase I, WILLIAMS shall prepare and provide REMEDENT with a written report which shall describe the work performed by WILLIAMS under the Development Program during Phase I. Towards the latter part of Phase I WILLIAMS will prepare and provide REMEDENT with a detailed budget and plan for the Phase II development effort.

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3.	INTELLECTUAL PROPERTY RIGHTS
3.1

Ownership of Intellectual Property. All Phase I Development Program Intellectual Property conceived or made in whole or in part on behalf of WILLIAMS, REMEDENT or jointly for both in connection with the performance of the Development Program shall be solely owned by REMEDENT. WILLIAMS further agrees that all employees and other Persons acting on its behalf under the Development Agreement shall be required to assign any rights they would otherwise hold in such Development Program Intellectual Property to REMEDENT. If any such person is under an existing obligation to assign their rights in Development Program Intellectual Property to WILLIAMS, then WILLIAMS agrees to take all reasonable and necessary steps to ensure that such rights become assigned to REMEDENT.

3.2

Disclosure of Development Program Intellectual Property.           WILLIAMS shall promptly disclose to REMEDENT the conception, authorship or making of Development Program Intellectual Property, and shall promptly make all information concerning such Development Program Intellectual Property available to REMEDENT. Such disclosure will be made in a mutually agreeable, and preferably written, format.

3.3

Intellectual Property Rights. REMEDENT shall be responsible for the costs and shall control the preparation, filing, prosecution, maintenance and enforcement of all applications for registration or protection of any aspect of the Phase I Development Agreement Intellectual Property including, without limitation, patent applications and patents. During the term of this Agreement, if REMEDENT elects not to file a patent application in any country or to abandon any pending application or granted patent in any country with respect to patentable Development Program Intellectual Property, REMEDENT shall provide adequate notice to WILLIAMS and give WILLIAMS the opportunity to file or maintain such application or patent at its own expense. If WILLIAMS so elects, it shall have the right to file, prosecute and maintain such Invention in WILLIAMS’s name, and WILLIAMS shall be the sole owner of such Development Program Intellectual Property and the related patent application and patent, if any. WILLIAMS and REMEDENT shall cooperate with the other party and shall execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in connection therewith. All patent expenses related to Phase II development efforts are to be paid by WILLIAMS unless otherwise agreed to by both parties.

3.4	License Grant to WILLIAMS for Use Outside the Field of Use. REMEDENT hereby grants to WILLIAMS a perpetual, exclusive,

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royalty-free license (including the rights to grant sublicenses) to practice, make, have made, use, import, sell, and offer to sell the Development Program Intellectual Property for all purposes outside of the Field of Use, throughout the Territory.

3.5

License Grant to WILLIAMS for Internal Research Purposes. REMEDENT hereby grants to WILLIAMS a perpetual, non-exclusive, royalty-free license (including the rights to grant sublicenses) to practice and use the Development Program Intellectual Property for Internal Research Purposes within the Field of Use, at WILLIAMS owned or controlled facilities, subject to the confidentiality provisions of this agreement.

3.6

Right of First Negotiation. For a period of five (5) years after expiration or termination of the Development Program, REMEDENT shall have a first right to negotiate the terms and conditions of a mutually acceptable agreement by which any or all of the rights received by WILLIAMS under the preceding Article 3.4 would either revert to REMEDENT, or be sublicensed to REMEDENT. If the parties have not executed a mutually acceptable license within ninety (90) days after one party notifies the other party of its intention to negotiate, despite their good faith efforts, WILLIAMS shall be free to negotiate and enter into licensing agreements with another party or parties with respect to the rights granted it under Article 3.4. At such point in time, the right of first negotiation under this Article 3.6 shall be considered completely dispelled and no longer in effect with respect to the subject Invention. REMEDENT’s first right to negotiate under this Article 3.6 shall expire after the five (5) year time period specified above.

3.7

License Grant to REMEDENT. To the extent required to permit REMEDENT to make, use, sell, test or commercialize the Development Program Intellectual Property, WILLIAMS hereby grants REMEDENT a perpetual, non-exclusive, royalty-free license (including the rights to grant sublicenses) to practice, make, have made, use, import, sell, and offer to sell WILLIAMS Intellectual Property for all purposes within the Field of Use, throughout the Territory.

3.8

Technical Know-How. For mutually agreeable compensation, WILLIAMS agrees to cooperate with, and provide technical assistance to, REMEDENT after the conclusion of the Development Program as needed to permit REMEDENT to make, use, sell, test or commercialize the Development Program Intellectual Property.

3.8	DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A

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REPRESENTATION MADE OR WARRANTY GIVEN BY WILLIAMS OR REMEDENT THAT THE USE OF ANY INVENTION OR DELIVERABLE UNDER THE DEVELOPMENT PROGRAM WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, WILLIAMS AND REMEDENT MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE INVENTIONS, DELIVERABLES, OR WORK PERFORMED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.	EQUITY INCENTIVE & ROYALTY

4.1	Warrant. REMEDENT will issue to WILLIAMS a warrant (the “Warrant”), the form of which is attached hereto as Exhibit B. The Warrant will be concurrently executed with this Agreement.
4.2

Royalty. REMEDENT will pay WILLIAMS a royalty per mouthpiece whitening or lighting device sold by Remedent (to unaffiliated third parties less return or credits) that has been developed under this Development Program. The following royalty amount will apply

	•	One U.S. Dollar for quantities up to 750,000 units per annum.
	•	Eighty U.S. Cents for quantities above 750,000 units per annum.

Royalty is payable quarterly on March 31, June 30, September 30 and December 31 of each year.

5.	CONFIDENTIALITY
5.1

Confidential Information. During the term of this Agreement, and five (5) years thereafter, following the expiration or earlier termination hereof, each party shall exercise reasonable care to maintain in confidence all information of the other party (including samples) disclosed by the other party and identified at the time of disclosure, to be confidential (“Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, agents, permitted sublicensees and permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this

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Agreement, prior to disclosure, each party hereto shall obtain the written agreement of any such Person, who is not otherwise bound by fiduciary obligations to such party, to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

5.2

Permitted Disclosures. The nonuse and nondisclosure obligations contained in this article shall not apply to the extent that (a) any receiving party (“Recipient”) is required to (i) disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction; or (ii) disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that Recipient shall provide written notice thereof to the other party and sufficient opportunity to object, time permitting, to any such disclosure or to request confidential treatment thereof; or (b) Recipient can demonstrate that (i) the information was public knowledge at the time of such disclosure by Recipient, or thereafter became public knowledge, other than as a result of acts attributable to Recipient in violation hereof; (ii) the information was rightfully known by Recipient (as shown by its written records) prior to the date of disclosure to Recipient by the other party hereunder; (iii) the information was disclosed to Recipient on an unrestricted basis from a third party not under a duty of confidentiality to the other party; or, (iv) the information was independently developed by employees or agents of Recipient without access to the Confidential Information of the other party.

5.3

Terms of this Agreement. Except as otherwise provided in this Article, WILLIAMS and REMEDENT shall not disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party.

5.4

No Use of Name. Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, neither party shall use the name of the other party or the other party’s directors, officers or employees in any advertising, news release or other publication, without the prior express written consent of the other party.

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6.	TERM AND TERMINATION
6.1	Expiration. Subject to the provisions of this article, this Agreement shall expire on completion of the Development Program as described in Exhibit A.
6.2

Termination by REMEDENT. REMEDENT may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to WILLIAMS.. In the event of termination under this Article 6.2, WILLIAMS shall not be obligated to refund REMEDENT any amounts paid or stock issued.

6.3

Termination for Cause. Except as otherwise provided in Article 9, herein, regarding force majeure, either party may terminate this Agreement (a) upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after written notice thereof by the non-breaching party; or, (b) if the other party voluntarily commences any action or seeks any relief regarding its liquidation, reorganization, dissolution or similar act or under any bankruptcy, insolvency or similar law; or, (c) if a proceeding is commenced or an order, judgment or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other party, without its consent, which continues undismissed or unstayed for a period of sixty (60) days.

6.4

Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 3, 4, 5, and 7, herein, shall survive the expiration or termination of this Agreement. Upon termination or expiration of this Agreement, or upon written request, each party shall promptly return all copies of the other party’s Confidential Information, except each party may retain one copy for its legal files.

7.	INDEMNIFICATION AND INSURANCE
	7.1	Indemnification.
7.1.1

WILLIAMS shall indemnify, defend and hold harmless REMEDENT, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to any gross negligence or intentional act or omission by WILLIAMS in the

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performance of the Development Program, or through breach of this Agreement by WILLIAMS.

7.1.2

REMEDENT shall indemnify, defend and hold harmless WILLIAMS, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to the use by REMEDENT of any Development Program Intellectual Property, and any WILLIAMS Intellectual Property to which the right to use is licensed to REMEDENT under this Agreement, as well as any breach of this Agreement by REMEDENT.

7.2

Indemnification Procedure. A party (“Indemnitee”) that intends to claim indemnification under this article shall promptly notify the other party (“Indemnitor”) of any loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which Indemnitee intends to claim such indemnification. Indemnitor’s indemnity obligations under this article shall not apply to amounts paid in any settlement if effected without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. Indemnitor shall not settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations on such Indemnitee, without the prior express written consent of such Indemnitee. Indemnitee, its employees and agents, shall cooperate fully with Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

7.3	Insurance.
7.3.1

By WILLIAMS. WILLIAMS shall maintain comprehensive general liability insurance, including contractual liability insurance, against claims for bodily injury or property damage arising from its activities contemplated by this Agreement, with such insurance companies and in such amounts as WILLIAMS customarily maintains for similar activities. WILLIAMS shall maintain such insurance during the term of this Agreement and thereafter for so long as WILLIAMS maintains insurance for itself covering such activities.

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7.4

Limited Liability. In no event shall WILLIAMS shall be liable to REMEDENT or any third party for any special, consequential or incidental damages arising out of or related to this Agreement or with respect to any claim, demand, action or other proceeding relating to this Agreement, however caused, and on any theory of liability (including negligence) and whether or not WILLIAMS has been advised of the possibility of such damages. In no event shall WILLIAMS’s liability owing to REMEDENT or any third party with respect to any claim, demand, action or other proceeding relating to the Development Program under this Agreement or the results thereof exceed the total amount actually paid to WILLIAMS under this Agreement.

7.5	Authority. Each party represents and warrants that it has all right and authority necessary to perform its obligations under the Agreement.
8.	FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

9.	DISPUTE RESOLUTION
9.1

The parties shall first use any and all reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement by direct discussions between persons authorized to enter into a binding agreement or through mediation. If the parties fail to resolve the dispute either by direct discussions or mediation, either party may submit the dispute to final and binding arbitration to be held in San Francisco, California, USA. The parties shall negotiate in good faith to select an arbitrator or a nationally recognized alternative dispute resolution service which shall administer the arbitration.

9.2

The arbitration shall be conducted by three (3) impartial arbitrators selected by mutual agreement of the parties. The arbitrator shall apply California Arbitration Law to any proceeding conducted hereunder, except in the event a stay is sought pursuant to the California Code of Civil Procedure §1281.2(c), in which event the

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parties agree that the issue shall be resolved under the United States Arbitration Act.

9.3

The arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award by the California courts in accordance with California Arbitration Law. If awarded by the arbitrator, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses, including arbitration administration fees incurred in connection with such proceeding. No participant in the arbitration whether a party, a witness, or the arbitrator, may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

9.4

Notwithstanding the above, either party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.

10.	MISCELLANEOUS
10.1

Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one party to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail, courier or nationally-recognized delivery service), U.S. first class mail postage prepaid, courier or nationally-recognized delivery service, and addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Except as otherwise provided in this Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

If to WILLIAMS, for all matters:
P. Michael Williams
5281 Belford Estate Road
Pollack Pines, California 95726
Attn: Michael
Telephone: (530) 644-4239
Facsimile:

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If to REMEDENT, for all matters:
Remedent USA, Inc.
Xavier de Cocklaan 42
Duerle, Belgium 9830
Attn: Guy DeVreese
Telephone: +(32) 9321 7080
Facsimile: +(32) 93217090
10.2

No Solicitation. REMEDENT and WILLIAMS agrees that during the term of this Agreement, REMEDENT and WILLIAMS will have access to each others business and employees, including certain valuable proprietary information. REMEDENT and WILLIAMS recognize that misuse of such information, including interference with the employment relationship between its employees, would cause substantial loss and irreparable harm to WILLIAMS or REMEDENT. Therefore, as part of the consideration for this Agreement, REMEDENT and WILLIAMS hereby covenant and agree that they will not, either during the term of this Agreement or for a period of one (1) year after termination or expiration of this Agreement, either directly or indirectly, by any means or device whatsoever, solicit any of either parties scientific, laboratory personnel or management involved with or working on any project for REMEDENT or otherwise induce or attempt to induce such personnel to terminate their employment.

10.3

Governing Law. This Agreement, including the decision to arbitrate and any decision by an arbitrator pursuant to Article 9, herein, shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

10.4

U.S. Export Laws and Regulations. Each party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

10.5

Assignment. REMEDENT shall not assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of WILLIAMS. Any purported assignment in violation of this article shall be null and void.

10.6	Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall

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be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

10.7

Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

10.8

Entire Agreement. This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

10.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

P. MICHAEL WILLIAMS	REMEDENT, INC.

______________________________	______________________________
Name: ___________________________	Name: _______________________

Title: ____________________________                    Title:__________________________

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EXHIBIT A

DEVELOPMENT PLAN

MA Holdings Securities LLC, under the direction of P. Michael , as part of this Development & Patent assignment contract, respect fully submits the following Product Development plan.

Phase 1, A custom tooth whitening mouthpiece as described in the attached power point dated Feb. 28, 2004.

Prototype development time line will be from March 15,2004 to July 31,2004.

First run prototypes will be introduced to Remedent with-in 30-45 days.

A custom Intra-Oral Illumination mouthpiece as described in the attached power point dated Feb. 28, 2004

Prototype development time line will be from April 15, 2004 to Aug. 31,2004.

First run prototypes will be introduced to Remedent with-in 30-45 days.

Production cost:

It is understood that all parts / engineering design / temporary molds and product prototypes are covered as part of the development fees paid for each phase.

All production molds and associated cost for each product will be covered by Remedent direct to the Manufacture.

Phase II. Intra-Oral Ultrasonic vibrating mouthpiece systems & Intra-Oral Tens for teeth pain management systems.

These products have been in R/D prior to Remedent requested J.V. for products requested under this agreement.

Note: It is understood that other new inventions not covered in this agreement will remain the sole property of MA Holdings Securities LLC , P. Michael

EXHIBIT B

WARRANT AND SHAREHOLDERS RIGHTS AGREEMENT

This security has been acquired for investment and has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. This security may not be sold, pledged or otherwise transferred in the absence of this registration or pursuant to an exemption therefrom under the Act and laws, supported by an opinion of counsel, reasonably satisfactory to the Company and its counsel, that registration is not required.

For the Purchase of

1,000,000 shares

COMMON STOCK PURCHASE WARRANT

FOR THE PURCHASE OF

SHARES OF COMMON STOCK

OF

REMEDENT, INC.

Remedent, Inc., a Delaware corporation ("Company"), hereby certifies that for value received, P. Michael Williams, or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on March 31, 2004 (“Grant Date”) and ending on March 31, 2011 [seven years from the Grant Date], one million (1,000,000) shares of common stock, $.01 par value, of the Company "Common Stock"), at an initial exercise price equal to $.15 per share. The number of shares of Common Stock purchasable upon exercise of this Warrant, and the exercise price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Exercise Price," respectively.

Exercise.

(a)	The Warrant will be exercisable as follows:

(i)      Upon completion of Phase I of the Development Program, as defined in that certain Development Agreement between the Company and WILLIAMS, the Warrant will become exercisable with respect to one million (1,000,000) shares of REMEDENT common stock.

(b)     This Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto duly executed by the Holder who is registered on the Company books as the Holder (the “Registered Holder”)) at the principal office of the Company, or at any other office or agency the Company designates, accompanied by payment in

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full, in lawful money of the United States, of an amount equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased upon exercise.

(c)     Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in subsection 1(b) above. At that time, the person or persons in whose name or names any certificates for Warrant Shares will be issuable upon exercise as provided in subsection 1(d) below will be deemed to have become the holder or holders of record of the Warrant Shares represented by these certificates.

(d)     Within three (3) business days after the exercise of the purchase right represented by this Warrant, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, to any other individual or entity as Holder (upon payment by Holder of any applicable transfer taxes) may direct:

(i)      a certificate or certificates for the number of full shares of Warrant Shares to which Holder is entitled upon exercise plus, in lieu of any fractional share to which Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof, and

(ii)     in case the exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant minus the number of shares purchased by the Registered Holder upon exercise as provided in subsection 1(b) above.

(d)     Conversion Right. In lieu of the payment of the Exercise Price in the manner required by Section 1(b), at any time that the Common Stock is registered under the Securities Exchange Act of 1934, as amended, the Holder will have the right (but not the obligation ) to convert any exercisable but unexercised portion of this Warrant into Common Stock (“Conversion Right”) as follows: upon exercise of the Conversion Right, the Company will deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Warrant being converted by (y) the Market Price (as defined below). The “Value” of the portion of the Warrant being converted equals the remainder derived from subtracting (a) the Exercise Price multiplied by the number of shares of Common Stock underlying the portion of the Warrant being converted from (b) the market Price of the Common Stock multiplied by the number of shares of Common Stock underlying the portion of the Warrant being converted. As used herein, the term “Market Price” means the last reported sale price of the Common Stock on the date prior to the date the Conversion Right is exercised. If no reported sale takes place on that day, the term “Market Price” means the average of the last reported sale prices for the

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immediately preceding three trading days. In either case, the reported sale price is the one officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or if any exchange on which the Common Stock is listed is not its principal trading market, the last reported sale price as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the Nasdaq NMS or the Nasdaq Small Cap, or, if applicable, the OTC Bulletin Board. If the Common Stock is not listed or admitted to trading on any of the foregoing markets, or similar organization, the term “Market Price” means the price determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it. The Conversion Right may be exercised by the Holder on any business day on or after the Grant Date and not later than the Expiration Date by delivering this Warrant to the Company with a duly executed exercise form attached hereto with the conversion section completed.

Adjustments.

(a)     Split, Subdivision or Combination of Shares. While this Warrant remains outstanding and unexpired, if the outstanding shares of the Company's Common Stock at any time is subdivided or split into a greater number of shares or a dividend in Common Stock will be paid in respect of Common Stock, the Exercise Price in effect immediately prior to this subdivision or at the record date of any dividend will, simultaneously with the effectiveness of this subdivision or split or immediately after the record date of any dividend (as the case may be), be proportionately decreased. If the outstanding shares of Common Stock are combined or reverse-split into a smaller number of shares, the Exercise Price in effect immediately prior to the combination or reverse split will, simultaneously with the effectiveness of combination or reverse split, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares purchasable upon the exercise of this Warrant will be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to adjustment, multiplied by the Exercise Price in effect immediately prior to adjustment, by (ii) the Exercise Price in effect immediately after adjustment.

(b)     Reclassification Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and that does not result in any reclassification of the Common Stock), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision will be made so that the Holder of this Warrant will have the right thereafter to receive upon the exercise hereof (to the

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extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property that Holder would have been entitled to receive if, immediately prior to any reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Holder had held the number of shares of Common Stock that were then purchasable upon the exercise of this Warrant. In any case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) will be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder of this Warrant so that the provisions set forth in this Section 2 (including provisions with respect to the Exercise Price) will thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c)     Price Adjustment. No adjustment in the per share Exercise Price will be required unless the adjustment requires an increase or decrease in the Exercise Price of at least $0.01. But, any adjustments that by reason of this subsection are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 will be made to the nearest cent or to the nearest 1/100th of a share.

(d)     Price Reduction. Notwithstanding any other provision set forth in this Warrant, while this Warrant is exercisable, the Company in it sole discretion may reduce the Exercise Price or extend the period that this Warrant is exercisable.

(e)     No Impairment. The Company may not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and will take all actions as may be necessary or appropriate in order to protect against impairment of the rights of the Holder of this Warrant to adjustments in the Exercise Price.

(f)      Notice of Adjustment. If any event requires an adjustment of the Exercise Price hereunder, the Company will give written notice thereof to the Holder of this Warrant stating the adjusted Exercise Price and the adjusted number of Warrant Shares resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Fractional Shares. The Company is not required upon this Warrant’s exercise to issue any fractional shares, but will make an adjustment in cash on the basis of the last sale price of the Company’ s Common Stock on the over-the-counter market as reported by Nasdaq or on a national securities exchange on the trading day immediately prior to the date of exercise, whichever is applicable, or

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if neither is applicable, then on the basis of the then fair market value of the Company’ s Common Stock as will be reasonably determined by the Board of Directors of the Company.

Limitation on Sales. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended ("Act"), as of the date of issuance hereof and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, or any Warrant Shares issued upon its exercise, in the absence of (i) an effective registration statement under the Act as to this Warrant or these Warrant Shares and registration or qualification of this Warrant or these Warrant Shares under any applicable Blue Sky or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that this registration and qualification are not required.

Without limiting the generality of the foregoing, unless the offer and sale of the Warrant Shares to be issued on the particular exercise of the Warrant have been effectively registered under the Act, the Company is under no obligation to issue the shares covered by the exercise unless the Holder has executed an investment letter in form and substance satisfactory to the Company. This letter will include a warranty at the time of the exercise that it is acquiring the shares for its own account, and will not transfer the Warrant Shares unless under an effective and current registration statement under the Act or an exemption from the registration requirements of the Act and any other applicable restrictions. Any stock certificate representing Warrant Shares will be imprinted with a legend in substantially the following form:

This security has been acquired for investment and has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. This security may not be sold, pledged or otherwise transferred in the absence of such registration or pursuant to an exemption therefrom under said Act and such laws, supported by an opinion of counsel, reasonably satisfactory to the Company and its counsel, that such registration is not required.

Registration Rights.

(a)     Grant of Right. The Holders will have the right until March 31, 2011 [seven years from the Grant Date] to include the Warrant Shares as part of any registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or under Form S-8 or any equivalent form). The Company is not required to include Warrant Shares in a registration statement relating to an offering of securities if the managing underwriter has advised the Company that the inclusion of Warrant Shares will have a material adverse effect upon the offering (in which case the amount of securities to be offered for the accounts of Holders will be reduced pro

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rata (according to the shares proposed for registration) to the extent necessary to reduce the total amount of securities to be included in the offering to the amount recommended by the managing underwriter).

(b)     Terms. The Company will bear all fees and expenses attendant to registering the Warrant Shares, but Holders will pay any and all underwriting commissions and the expenses of any legal counsel selected by Holders to represent them in connection with the sale of the Warrant Shares. In the event of a proposed registration, the Company will furnish the then Holders with not less than 30 days’ written notice prior to the proposed date of filing of such registration statement. This notice will continue to be given for each registration statement filed by the Company until the earlier of (i) such time as all of the Warrant Shares have been sold by the Holders thereof or (ii) the expiration of the “piggy-back” rights provided for herein. The Holders will exercise the “piggy-back” rights provided for herein by giving written notice within 20 days of the receipt of the Company’ s notice of its intention to file a registration statement. The Company will cause any registration statement filed pursuant to the above “piggy-back” rights to remain effective for a period of at least nine consecutive months from the date that the Holders of the Warrant Shares covered by the registration statement are first given the opportunity to sell all of the securities. Notwithstanding the provisions of this Section, the Company will have the right at any time after it will have given written notice of its intention to file a registration statement (irrespective of whether a written request for inclusion of any Warrant Shares will have been made) to elect not to file any proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

(c)     Indemnification. The Company will indemnify the Holder(s) of the Warrant Shares to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (i) such registration statement; or (ii) any application or other document or written communication (in this paragraph (c) collectively called "application") executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Warrant Shares under the securities laws thereof or filed with the Commission, any state securities commission or agency, Nasdaq or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in strict conformity with, written information furnished to the Company with respect to the Holder(s) by or

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on behalf of the Holder(s) expressly for use in such registration statement or in any application, as the case may be. The Company agrees promptly to notify the Holder(s) of the commencement of any litigation or proceedings against the Company or any of its officers, directors or controlling persons in connection with the issue and sale of the Warrant Shares or in connection with the registration statement or any application. The Holder(s) and their successors and assigns will severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, with respect to such Holders, in writing, for specific inclusion in such registration statement or any application.

(d)     Elimination of Registration Rights. Notwithstanding anything to the contrary in paragraphs (a) and (b) of this Section 6, no Holders are entitled to have their Warrant Shares registered under the Securities Act if, in the opinion of counsel to the Company, they may be sold without restriction under Rule 144(k) promulgated under the Securities Act and any restrictive legends under the Securities Act are removed from the certificates representing such securities and any stop transfer order for the certificates is removed.

(e)     Successors and Assigns. The registration rights granted to the Holders inure to the benefit of all the Holders’ successors, heirs, pledgees, assignees, transferees and purchasers of the Warrant Shares.

(f)      Exercise of Warrants. Nothing contained in this Agreement will be construed as requiring the Holder(s) to exercise their Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

(g)     Documents Delivered to Holders. The Company will furnish to each Holder participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of the registration statement (and, if the registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a "cold comfort" letter dated the effective date of the registration statement (and, if the registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in the registration statement, in each case covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. The Company will also deliver promptly to each Holder

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participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc.

Notices of Record Date. If:

(a)     the Company takes a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b)     the Company enters into any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)     the Company is the subject of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) will be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice will be mailed at least fifteen (15) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice will not affect the legality or validity of any such action.

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Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, Warrant Shares and other stock, securities and property, as from time to time will be issuable upon the exercise of this Warrant.

Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

Transfers, etc.

(a)     The Company will maintain a register containing the names and addresses of the Holders of this Warrant. Any Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change.

(b)     Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but will not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

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No Rights as Stockholder. Until the exercise of this Warrant, the Holder of this Warrant does not have or exercise any rights by virtue hereof as a stockholder of the Company.

Successors. The rights and obligations of the parties to this Warrant inure to the benefit of and are binding on the parties and their respective heirs, successors, assigns, pledgees, transferees and purchasers. Without limiting the foregoing, the registration rights set forth in this Warrant inure to the benefit of the Registered Holder and all the Registered Holder's successors, heirs, pledgees, assignees, transferees and purchasers of this Warrant and the Warrant Shares.

Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against whom enforcement of the change or waiver is sought.

Headings. The headings in this Warrant are for purposes of reference only and will not limit or otherwise affect the meaning of any provision of this Warrant.

Governing Law. This Warrant is governed by and construed in accordance with the laws of the State of California as these laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

Jurisdiction and Venue. The Company (i) agrees that any legal suit, action or proceeding arising out of or relating to this Warrant will be instituted exclusively in California, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum.

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Mailing of Notices, etc. All notices and other communications under this Warrant (except payment) will be in writing and will be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipt delivery, or if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

Holder:                                 To his, her or its address on page 1 of this                                                                                            Warrant.

The Company:	Remedent USA, Inc
Xavier de Cocklaan 42
Deurle, Belgium

In either case, with a copy to:	Lynne Bolduc
Oswald & Yap

or to any other address as any of them, by notice to the others may designate from time to time. Time will be counted to, or from, as the case may be, the delivery in person or by mailing.

REMEDENT, INC.

By: __________________________________

Guy DeVreese
Chairman

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NOTICE OF EXERCISE

TO:	Remedent, Inc.

The undersigned hereby elects irrevocably to purchase _____ shares of Common Stock of Remedent, Inc., pursuant to terms of the attached Warrant, and tenders herewith payment of the exercise price of such shares in full, together with all applicable transfer taxes, if any. Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below.

or

The undersigned hereby elects irrevocably to exercise the within Warrant and to purchase ____________ shares of Common Stock of Remedent, Inc. by surrender of the unexercised portion of the within (with a “Value” of $__________ based on a “Market Price” of $__________). Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)_______________________________

(Address)_____________________________

_____________________________

(Taxpayer Identification Number)___________

________________________________________

[print name of Holder]

By: _____________________________________

Title:____________________________________

Date:____________________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Warrant in every particular without alteration or enlargement or any change whatsoever.

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